Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Burke & Herbert Financial Services Corp. of our report dated March 17, 2025, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Burke & Herbert Financial Services Corp. for the year ended December 31, 2024.

/s/ Crowe LLP

Washington, D.C.
July 28, 2025